                                                                    Exhibit 99.1

NEWS RELEASE


FOR IMMEDIATE RELEASE
---------------------

CONTACT:          Mason N. Carter, Chairman & CEO
                  973-575-1300, ext. 1202
                  mnc@merrimacind.com

                   MERRIMAC REPORTS FIRST QUARTER 2003 RESULTS

WEST CALDWELL, N.J. MAY 13, 2003: Merrimac Industries, Inc. (AMEX: MRM), a leader in the design and manufacture of RF Microwave components, assemblies and micro-multifunction modules (MMFM(R)), today announced results for the first quarter of 2003.

First quarter 2003 sales of $6,512,000 decreased 4.9 percent compared to first quarter 2002 sales of $6,851,000. The decline in sales was primarily attributable to a $1.8 million lower backlog at the beginning of 2003 compared to the beginning of 2002, which reflected continuing significant weakness in certain communications markets that are served by the Company. An operating loss in the first quarter of 2003 of $477,000 was incurred compared to operating income of $275,000 in the first quarter of 2002.

Net loss for the first quarter of 2003 was $455,000 compared to net income of $143,000 recorded for the first quarter of 2002. Net loss per share was $.15 for the first quarter of 2003 compared to net income per share of $.05 reported for the first quarter of 2002.

Chairman and CEO Mason N. Carter commented, "The wireless infrastructure market and Filtran's printed circuit board market have shown little signs of rebounding. The market softness and the unpredictability of transition from legacy systems to new basestation platform designs affected our financial performance as backlog and profitability decreased. Although backlog has shown some positive increase, up 16.1 percent compared to year-end 2002, we continue to react to overall market conditions by continuing to reduce expenses, right-size our organization and manage our assets in an effective manner."

"In addition, we are maintaining our focus on opportunities for new designs in wireless infrastructure, and the military and satellite communications markets. Our Costa Rica operations are providing higher customer value, efficient and cost-effective manufacturing processes positioning us to take advantage of market conditions as they improve."

The weighted average number of basic shares outstanding increased by approximately 285,000 shares or 10 percent for the first quarter of 2003 compared to the first quarter of 2002. The increase in shares outstanding was primarily due to the issuance of 528,400 shares to DuPont Electronic Technologies during the first quarter of 2002.

The backlog at the end of the first quarter of 2003 was $11.7 million, an increase of $1.6 million or 16.1 percent compared to year-end 2002, and an increase of $800,000 or 7.7 percent when compared to the backlog of $10.8 million at the end of the first quarter of 2002. Orders received during the first quarter of 2003 totaling $8.1 million exceeded the first quarter of 2003 sales level by approximately 24.9 percent, reflecting recent orders received near the end of the first quarter of 2003.

Management of the Company is contemplating additional cost and capital expenditure reductions as a means to improve cash flow. Management also believes that the potential exists for various financing alternatives, including but not limited to obtaining secured financing from an asset based lender and/or a sale and lease-back of certain property. While management believes any one of these financing alternatives, combined with current liquid resources and the expected cash flows from operations, should be sufficient to meet the obligations to Fleet Bank ($5,948,000 and any revolving credit balance due January 31, 2004) and currently contemplated operations during the next twelve months, there can be no assurance that any alternative financings can be obtained by the Company.

Investors are invited to participate in the financial results conference call on Wednesday May 14, 2003 at 4:15 p.m. (Eastern) by dialing 1-800-915-4836 (for International callers: 1-973-317-5319) ten minutes prior to the scheduled start time, and reference the Merrimac Industries first quarter 2003 conference call. For those unable to participate, a replay will be available for seven days by dialing 1-800-428-6051 or 1-973-709-2089 for international callers, passcode number 293443.

This conference call will also be broadcast live over the Internet by logging on to the web at this address:

          http://www.firstcallevents.com/service/ajwz381974096gf12.html

If you are unable to participate during the live webcast, the call will be archived on the Merrimac website http://www.merrimacind.com .

ABOUT MERRIMAC

Merrimac Industries, Inc. is a leader in the design and manufacture of Multi-Mix PICO RF Microwave components, assemblies and micro-multifunction modules (MMFM), serving the wireless telecommunications industry worldwide with enabling technologies for space, defense and commercial applications. Merrimac is focused on providing Total Integrated Packaging Solutions(TM) with Multi-Mix(R) Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. The Multi-Mix process for microwave, multilayer integrated MMFM circuitry is a patented method developed by Merrimac Industries based on fluoropolymer composite substrates. The fusion bonding of multilayer structures provides a homogeneous dielectric medium for superior electrical performance at microwave frequencies. The bonded layers may incorporate embedded semiconductor devices, MMICs, etched resistors, passive circuit elements and plated-through via holes to form a three-dimensional subsystem enclosure that requires no further packaging. Merrimac Industries facilities are registered under ISO 9000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. and its subsidiary Filtran Microcircuits Inc., are located in West Caldwell, NJ, San Jose, Costa Rica and Ottawa, Ontario, Canada, have approximately 220 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip, bonded stripline and thick metal-backed Teflon (PTFE) micro-circuitry and subsystems providing Total Integrated Packaging Solutions for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix, Multi-Mix PICO, MMFM and Total Integrated Packaging Solutions are trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. and Filtran Microcircuits Inc., please visit http://www.merrimacind.com and http://www.filtranmicro.com .

This press release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: general economic and industry conditions; slower than anticipated penetration into the satellite communications, defense and wireless markets; the ability to protect proprietary information and technology; competitive products and pricing pressures; the risk that the Company will not be able to continue to raise sufficient capital to expand its operations as currently contemplated by its business strategy; risks relating to governmental regulatory actions in communications and defense programs; risks associated with demand for and market acceptance of existing and newly developed products; inventory risks due to technological innovation and product obsolescence; and the risk that the benefits expected from the acquisition of Filtran Microcircuits Inc. are not realized, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Note: Merrimac news releases are also available on the Internet at: http://www.prnewswire.com .

                            MERRIMAC INDUSTRIES, INC.
                SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                            Quarter Ended
                                                            -------------
                                                        March 29      March 30
                                                            2003          2002
                                                     -------------------------
Net sales                                            $ 6,512,000   $ 6,851,000
Gross profit                                           2,452,000     3,194,000
Selling, general and administrative expenses           2,329,000     2,344,000
Research and development                                 600,000       575,000
Operating income (loss)                                (477,000)       275,000
Interest and other expense, net                           59,000        62,000
Income (loss) before income taxes                      (536,000)       213,000
Provision (benefit) for income taxes                    (81,000)        70,000
Net income (loss)                                      (455,000)       143,000

Net income (loss) per common share-basic and diluted     $ (.15)         $ .05


Weighted average shares outstanding-basic              3,120,000     2,835,000
Weighted average shares outstanding-diluted            3,120,000     2,943,000

                            MERRIMAC INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                        March 29, 2003     December 28, 2002
                                           (Unaudited)
                                        --------------     -----------------
ASSETS
Current assets:
   Cash and cash equivalents               $ 2,146,000           $ 3,611,000
                                        --------------     -----------------
   Income tax refunds receivable               302,000               301,000
                                        --------------     -----------------
   Accounts receivable, net                  5,536,000             3,801,000
                                        --------------     -----------------
   Inventories                               3,803,000             4,015,000
                                        --------------     -----------------
   Other current assets                        395,000               318,000
                                        --------------     -----------------
   Deferred tax assets                         945,000               945,000
                                        --------------     -----------------
   Total current assets                     13,127,000            12,991,000
Property, plant and
   equipment, net                           19,249,000            19,282,000
Other assets                                   791,000               818,000
Deferred tax assets, non-current               929,000               905,000
Goodwill, net                                2,692,000             2,491,000
                                        --------------     -----------------
Total Assets                              $ 36,788,000          $ 36,487,000
                                        ==============     =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Current portion of long-term debt       $ 6,112,000           $ 6,240,000
   Other current liabilities                 3,617,000             3,134,000
                                        --------------     -----------------
   Total current liabilities                 9,729,000             9,374,000
   Long-term debt                              417,000               429,000
   Deferred compensation                       115,000               123,000
   Deferred liabilities                        241,000               156,000
   Deferred tax liabilities                  1,717,000             1,703,000
                                        --------------     -----------------
   Total liabilities                        12,219,000            11,785,000
Stockholders' equity                        24,569,000            24,702,000
                                        --------------     -----------------
Total Liabilities and
    Stockholders' Equity                  $ 36,788,000          $ 36,487,000
                                        ==============     =================